Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Investor Contact	Media Contact

Angie McCabe	Margita Thompson
818.676.8692	818.676.7912
angie.mccabe@healthnet.com	margita.thompson@healthnet.com

HEALTH NET REPORTS SECOND QUARTER 2011

GAAP NET INCOME OF $58.3 MILLION, OR $0.63 PER DILUTED SHARE

WESTERN REGION OPERATIONS AND GOVERNMENT CONTRACTS SEGMENTS

PRODUCE COMBINED EARNINGS OF $0.76 PER DILUTED SHARE

COMMERCIAL MARGINS EXPANDED

MEMBERSHIP IN TAILORED NETWORK PRODUCTS CONTINUED TO GROW

STRONG YEAR-TO-DATE PERFORMANCE LEADS COMPANY

TO RAISE FULL YEAR 2011 EARNINGS GUIDANCE

LOS ANGELES, August 4, 2011 – Health Net, Inc. (NYSE: HNT) today announced 2011 second quarter GAAP net income of $58.3 million, or $0.63 per diluted share, compared with $45.1 million, or $0.45 per diluted share, for the second quarter of 2010.

The GAAP results include $21.0 million in a pretax loss related to the run-out of the company’s remaining Northeast operations and $3.3 million in pretax expenses primarily related to the company’s administrative cost reduction efforts.

The company’s Western Region Operations (Western Region) and Government Contracts segments produced combined net earnings of $0.76 per diluted share in the second quarter of 2011, an increase of approximately 25.0 percent compared with the second quarter of 2010.

“Our performance in the second quarter of 2011 again affirms our operating and financial progress on a number of fronts,” said Jay Gellert, Health Net’s chief executive officer. “Membership in our tailored network products grew, commercial margins expanded and the transition to the new TRICARE contract went smoothly. We continued to buy back stock, repurchasing 2.3 million shares in the second quarter for approximately $72.3 million.

“Given our strong performance to date, we are raising our 2011 earnings per diluted share guidance for the combined Western Region and Government Contracts segments to a range of $3.00 to $3.05,” Gellert added.

CONSOLIDATED RESULTS

Health Net’s total revenues decreased 19.2 percent in the second quarter of 2011 to $2.8 billion from $3.4 billion in the second quarter of 2010 as a result of a decline in Government Contracts revenues to $171.0 million in the second quarter of 2011 compared with $851.9 million in the second quarter of 2010.

The revenue decline in Government Contracts is due to the new T-3 TRICARE North contract that commenced on April 1, 2011. Unlike the prior TRICARE contract, the T-3 contract is an administrative services only (ASO) contract. Health Net now only records revenues and expenses associated with administrative services and related performance incentives and guarantees. These lower revenue and cost levels will continue over the term of the T-3 contract.

Health plan services premium revenues increased by approximately 2.4 percent to $2.6 billion in the second quarter of 2011 compared with $2.5 billion in the second quarter of 2010.

Health plan services expenses increased 3.1 percent to $2.2 billion in the second quarter of 2011 compared with the second quarter of 2010.

WESTERN REGION OPERATIONS SEGMENT

Health Plan Membership

Total enrollment in the Western Region Operations segment at June 30, 2011 was approximately 2.9 million members, an increase of 0.8 percent compared with enrollment at June 30, 2010. Total enrollment in the company’s California health plans increased 2.0 percent from June 30, 2010 to June 30, 2011.

Medicaid enrollment in California at June 30, 2011 was 963,000 members, an increase of 86,000 members, or 9.8 percent, from June 30, 2010.

Western Region commercial enrollment on June 30, 2011 was essentially flat at approximately 1.4 million members compared with enrollment on June 30, 2010.

“The increase in Medicaid membership and stable commercial enrollment were expected given current economic conditions,” said Jim Woys, Health Net’s chief operating officer. “In this economic environment, we are very pleased that our tailored network products grew by 48.2 percent, or approximately 137,000 new members, since June 30, 2010. We believe these tailored network products are responsive to customers’ needs for comprehensive benefits at affordable prices.”

As of June 30, 2011, tailored network products accounted for 31.0 percent of the company’s Western Region commercial enrollment compared with 21.0 percent at June 30, 2010.

Enrollment in the company’s Medicare Advantage (MA) plans in the Western Region at June 30, 2011 was 205,000 members, a decrease of approximately 6.4 percent compared with June 30, 2010, primarily as a result of the previously announced sanctions imposed on the company’s MA and Medicare stand-alone Prescription Drug Plan (PDP) businesses by the Center for Medicare & Medicaid Services (CMS).

As of August 1, 2011, CMS lifted these sanctions on Health Net’s ability to market to and enroll new MA and PDP members.

Membership in the company’s PDP products was 389,000 at the end of the second quarter of 2011, a 10.4 percent decrease compared with the end of the second quarter of 2010.

“We are pleased that CMS lifted these sanctions. We have resumed marketing and will be actively marketing MA and PDP products now and during the open enrollment period this fall,” said Gellert.

Revenues

Total revenues in the Western Region in the second quarter of 2011 were approximately $2.6 billion compared with $2.5 billion in the second quarter of 2010.

Net investment income in the Western Region was $25.1 million in the second quarter of 2011 compared with $16.3 million in the second quarter of 2010 and $23.8 million in the first quarter of 2011. The year-over-year increase was due to a higher gain on sale of investment in the second quarter of 2011 compared with the second quarter of 2010.

Health Plan Services Expenses

Health plan services expenses in the Western Region were $2.2 billion in the second quarter of 2011 compared with approximately $2.2 billion in the second quarter of 2010.

Commercial Premium Yield and Health Care Cost Trends

In the Western Region, commercial premiums per member per month (PMPM) increased by 4.7 percent to $357 in the second quarter of 2011 compared with $340 in the second quarter of 2010.

Commercial health care costs PMPM in the Western Region increased by 4.0 percent to approximately $306 in the second quarter of 2011 compared with $294 in the second quarter of 2010.

“We continued to produce a positive spread between premium yields PMPM and health care costs PMPM during the second quarter of 2011,” said Woys. “The gross margin PMPM increased by more than 9.0 percent in the second quarter of 2011 compared with the second quarter of 2010.”

“Given this performance, we are increasing our 2011 annual guidance for the spread between premium yield and health care costs PMPM to approximately 140 to 150 basis points for the full year 2011 compared with previous guidance of approximately 100 to 120 basis points,” said Woys.

Medical Care Ratios (MCR)

The health plan services MCR in the Western Region was 87.0 percent in the second quarter of 2011 compared with 87.1 percent in the second quarter of 2010.

The Western Region commercial MCR was 85.7 percent in the second quarter of 2011 compared with 86.3 percent in the second quarter of 2010.

The MA MCR in the Western Region was 90.9 percent in the second quarter of 2011 compared with 88.5 percent in the second quarter of 2010. The PDP MCR was 87.4 percent in the second quarter of 2011 compared with 85.9 percent in the second quarter of 2010. The increases in both the MA and PDP MCRs were due to the adverse effect of limited new member growth.

General & Administrative (G&A) and Selling Expenses

G&A expense in the Western Region was $214.8 million in the second quarter of 2011 compared with $212.7 million in the second quarter of 2010. The G&A expense ratio was 8.4 percent in the second quarter of 2011, a 10 basis point decrease compared with the second quarter of 2010 and a 90 basis point sequential decrease from the first quarter of 2011.

Selling expense in the Western Region was $57.5 million in the second quarter of 2011 compared with $55.8 million in the second quarter of 2010.

GOVERNMENT CONTRACTS SEGMENT

As previously described, health care delivery under the company’s new T-3 TRICARE North Region contract began April 1, 2011.

The company’s Government Contracts revenues in the second quarter of 2011 were $171.0 million. The Government Contracts revenues in the second quarter of 2010 were $851.9 million.

BALANCE SHEET

Cash and investments as of June 30, 2011 were $1.7 billion compared with $1.9 billion as of June 30, 2010.

Reserves for claims and other settlements as of June 30, 2011 were $900.7 million compared with $934.9 million as of June 30, 2010 and $889.9 million as of March 31, 2011.

Days claims payable (DCP) for the second quarter of 2011 was 36.7 days compared with 39.3 days in the second quarter of 2010 and 35.1 days in the first quarter of 2011.

On an adjusted1 basis, DCP in the second quarter of 2011 was 52.0 days compared with 53.6 days in the second quarter of 2010 and 51.8 days in the first quarter of 2011.

The company’s debt-to-total capital ratio was 28.2 percent as of June 30, 2011 compared with 19.0 percent as of December 31, 2010. The increase in the debt-to-total capital ratio in the second quarter of 2011 was the result of $185.0 million in borrowings under the company’s revolving credit facility. The borrowings were used primarily to pay the $181.3 million AmCareco litigation judgment and related expenses.

Interest expense was approximately $8.2 million in the second quarter of 2011 compared with $8.8 million in the second quarter of 2010.

[1]	See “Disclosures Regarding Non-GAAP Financial Information” attached to this press release for a reconciliation of this information to the comparable GAAP financial measure.

CASH FLOW

Operating cash flow was negative $145.8 million in the second quarter of 2011. The primary factors that negatively impacted second quarter operating cash flow were the $181.3 million AmCareco payment; an approximately $102.0 million increase in TRICARE and Medicare receivables; and approximately $25.0 million in Northeast-related payments.

“We received approximately $102 million in Medicare risk adjuster payments to date in the third quarter of 2011. We expect to receive approximately $150 million in TRICARE receivables in the second half of 2011,” said Joseph Capezza, Health Net’s chief financial officer.

NORTHEAST OPERATIONS SEGMENT

During the second quarter of 2011, Health Net served the members of the sold Northeast companies under administrative services agreements (ASAs) that the company entered into with UnitedHealthcare (United) and its affiliates on the closing date of the transaction. The ASAs terminated on July 1, 2011, and the company entered into claims servicing agreements with United and its affiliates pursuant to which Health Net will continue to administer run-out claims.

The revenues and expenses associated with the company’s Northeast Operations in the second quarter of 2011 were $11.4 million and $32.3 million, respectively, and they are shown separately in the accompanying segment information table.

As previously noted, the company expects to receive payments of approximately $121.0 million for membership transition and tangible net equity in the second half of 2011. These payments will be recorded in “Cash Flows from Investing Activities” in the company’s financial statements.

SHARE REPURCHASE UPDATE

From January 1, 2011 through July 29, 2011, Health Net repurchased approximately 6.4 million shares of its common stock for approximately $195.3 million at an average price of $30.59 per share. As of July 29, 2011, approximately $254.5 million of authorization remained under the company’s $300 million share repurchase program.

2011 GUIDANCE

Health Net is increasing its 2011 annual guidance for GAAP earnings per diluted share to a range of $0.63 to $0.68, or $3.00 to $3.05 per diluted share for the combined Western Region Operations and Government Contracts segments.

Following is a table with specific 2011 guidance metrics.

Metric	2011 Guidance
Year-end Membership(a)	Commercial: +1% to +2% Medicaid: +9% to +11% Medicare Advantage: -8% to -10% Total Western Region Operations medical membership: +3% to +4% PDP: -11% to -13%

Consolidated Revenues	$12.0 to $12.5 billion

Commercial Yields(a)	~5.5% to 6.0% (previously ~6.0% to 6.5%)

Commercial Health Care Cost Trends(a)	~140 to 150 basis points < premium yields (previously ~100 to 120 basis points < premium yields)

Selling Cost Ratio(a) G&A Expense Ratio(a)	~2.3% to 2.4% ~8.7% to 8.9%

Tax Rate(b)	~38.7% (previously ~39.0%)

Weighted-average Fully Diluted Shares Outstanding	~92.3 million (previously 92.5 million to 93.5 million)

GAAP EPS Combined Western Region Operations and Government Contracts EPS	$0.63 to $0.68 (previously $0.58 to $0.63) $3.00 to $3.05 (previously $2.90 to $3.00)

(a)	For the company’s Western Region Operations
(b)	For the combined Western Region Operations and Government Contracts segments

CONFERENCE CALL

As previously announced, Health Net will discuss the company’s second quarter 2011 results during a conference call on Thursday, August 4, 2011, beginning at approximately 11:00 a.m. Eastern time. The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

866.393.1637 (Domestic)	800.642.1687 (Replay – Domestic)
706.643.5711 (International)	706.645.9291 (Replay – International)

The access code for the live conference call and replay is 76335427. A replay of the conference call will be available through August 9, 2011. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and subsequent reports filed by the company from time to time with the Securities and Exchange Commission.

ABOUT HEALTH NET

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide and administer health benefits to approximately 6.0 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 5.0 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s website at www.healthnet.com.

CAUTIONARY STATEMENTS

All statements in this press release, other than statements of historical information provided herein, may be deemed to be forward-looking statements and as such are subject to a number of risks and uncertainties. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, health care reform, including the ultimate impact of the Affordable Care Act, which could materially adversely affect Health Net’s financial condition, results of operations and cash flows through, among other things, reduced revenues, new taxes, expanded liability, and increased costs (including medical, administrative, technology or other costs), or require changes to the ways in which Health Net does business; rising health care costs; continued slow economic growth or a further decline in the economy; negative prior period claims reserve developments; trends in medical care ratios; membership declines; unexpected utilization patterns or unexpectedly severe or widespread illnesses; rate cuts affecting Health Net’s Medicare or Medicaid businesses; any liabilities of the Northeast business that were incurred prior to the closing of its sale as well as those liabilities incurred through the winding-up and running-out period of the Northeast business; litigation costs; regulatory issues with agencies such as the California Department of Managed Health Care, the Centers for Medicare & Medicaid Services and state departments of insurance; operational issues; noncompliance by Health Net or Health Net’s business associates with any privacy laws or any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within Health Net’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and the risks discussed in Health Net’s subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. Health Net undertakes no obligation to publicly revise any of its forward-looking statements to reflect events or circumstances that arise after the date of this release.

The financial information presented in this press release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the company’s Form 10-Q for the period ended June 30, 2011.

Eight pages of tables follow.

# # #

Health Net, Inc.

Enrollment Data—By State

(In thousands)

	June 30, 2011	March 31, 2011	June 30, 2010	Change from
				March 31, 2011		June 30, 2010
				Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change

California
Large Group	834	836	836	(2)	(0.2)%	(2)	(0.2)%
Small Group and Individual	328	338	355	(10)	(3.0)%	(27)	(7.6)%

Commercial Risk	1,162	1,174	1,191	(12)	(1.0)%	(29)	(2.4)%
ASO	0	0	5	0	0.0%	(5)	(100.0)%

Total Commercial	1,162	1,174	1,196	(12)	(1.0)%	(34)	(2.8)%
Medicare Advantage	125	127	132	(2)	(1.6)%	(7)	(5.3)%
Medi-Cal	963	941	877	22	2.3%	86	9.8%

Total California	2,250	2,242	2,205	8	0.4%	45	2.0%

Arizona
Large Group	75	74	53	1	1.4%	22	41.5%
Small Group and Individual	56	50	39	6	12.0%	17	43.6%

Commercial Risk	131	124	92	7	5.6%	39	42.4%
Medicare Advantage	41	42	49	(1)	(2.4)%	(8)	(16.3)%

Total Arizona	172	166	141	6	3.6%	31	22.0%

Oregon
Large Group	49	49	52	0	0.0%	(3)	(5.8)%
Small Group and Individual	42	41	47	1	2.4%	(5)	(10.6)%

Commercial Risk	91	90	99	1	1.1%	(8)	(8.1)%
Medicare Advantage	39	40	38	(1)	(2.5)%	1	2.6%

Total Oregon	130	130	137	0	0.0%	(7)	(5.1)%

Total Health Plan Enrollment
Large Group	958	959	941	(1)	(0.1)%	17	1.8%
Small Group and Individual	426	429	441	(3)	(0.7)%	(15)	(3.4)%

Commercial Risk	1,384	1,388	1,382	(4)	(0.3)%	2	0.1%
ASO	0	0	5	0	0.0%	(5)	(100.0)%

Total Commercial	1,384	1,388	1,387	(4)	(0.3)%	(3)	(0.2)%
Medicare Advantage	205	209	219	(4)	(1.9)%	(14)	(6.4)%
Medi-Cal/Medicaid	963	941	877	22	2.3%	86	9.8%
Medicare PDP (stand-alone)	389	401	434	(12)	(3.0)%	(45)	(10.4)%

Western Region Operations	2,941	2,939	2,917	2	0.1%	24	0.8%
Northeast Operations	0	1	19	(1)	(100.0)%	(19)	(100.0)%

	2,941	2,940	2,936	1	0.0%	5	0.2%

TRICARE—North Contract Eligibles	3,010	3,090	3,077	(80)	(2.6)%	(67)	(2.2)%

Health Net, Inc.

Enrollment Data—Line of Business

(In thousands)

	June 30, 2011	March 31, 2011	June 30, 2010	Change from
				March 31, 2011		June 30, 2010
				Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change

Large Group
California	834	836	836	(2)	(0.2)%	(2)	(0.2)%
Arizona	75	74	53	1	1.4%	22	41.5%
Oregon	49	49	52	0	0.0%	(3)	(5.8)%

	958	959	941	(1)	(0.1)%	17	1.8%

Small Group and Individual
California	328	338	355	(10)	(3.0)%	(27)	(7.6)%
Arizona	56	50	39	6	12.0%	17	43.6%
Oregon	42	41	47	1	2.4%	(5)	(10.6)%

	426	429	441	(3)	(0.7)%	(15)	(3.4)%

Commercial Risk
California	1,162	1,174	1,191	(12)	(1.0)%	(29)	(2.4)%
Arizona	131	124	92	7	5.6%	39	42.4%
Oregon	91	90	99	1	1.1%	(8)	(8.1)%

	1,384	1,388	1,382	(4)	(0.3)%	2	0.1%

ASO	0	0	5	0	0.0%	(5)	(100.0)%

Total Commercial
California	1,162	1,174	1,196	(12)	(1.0)%	(34)	(2.8)%
Arizona	131	124	92	7	5.6%	39	42.4%
Oregon	91	90	99	1	1.1%	(8)	(8.1)%

	1,384	1,388	1,387	(4)	(0.3)%	(3)	(0.2)%
Medicare Advantage
California	125	127	132	(2)	(1.6)%	(7)	(5.3)%
Arizona	41	42	49	(1)	(2.4)%	(8)	(16.3)%
Oregon	39	40	38	(1)	(2.5)%	1	2.6%

	205	209	219	(4)	(1.9)%	(14)	(6.4)%
Medi-Cal/Medicaid
California	963	941	877	22	2.3%	86	9.8%

Total Health Plan Enrollment
Large Group	958	959	941	(1)	(0.1)%	17	1.8%
Small Group and Individual	426	429	441	(3)	(0.7)%	(15)	(3.4)%

Commercial Risk	1,384	1,388	1,382	(4)	(0.3)%	2	0.1%
ASO	0	0	5	0	0.0%	(5)	(100.0)%

Total Commercial	1,384	1,388	1,387	(4)	(0.3)%	(3)	(0.2)%
Medicare Advantage	205	209	219	(4)	(1.9)%	(14)	(6.4)%
Medi-Cal/Medicaid	963	941	877	22	2.3%	86	9.8%
Medicare PDP (stand-alone)	389	401	434	(12)	(3.0)%	(45)	(10.4)%

Western Region Operations	2,941	2,939	2,917	2	0.1%	24	0.8%
Northeast Operations	0	1	19	(1)	(100.0)%	(19)	(100.0)%

	2,941	2,940	2,936	1	0.0%	5	0.2%

TRICARE—North Contract Eligibles	3,010	3,090	3,077	(80)	(2.6)%	(67)	(2.2)%

Health Net, Inc.

Consolidated Statements of Operations

($ in thousands, except per share data)

	Quarter Ended June 30, 2011	Quarter Ended March 31, 2011	Quarter Ended June 30, 2010
REVENUES:
Health plan services premiums	$2,566,719	$2,612,384	$2,507,318
Government contracts	171,015	875,127	851,939
Net investment income	25,091	23,835	16,567
Administrative services fees and other income	2,084	2,721	1,837
Northeast administrative services fees and other	11,021	12,449	59,301

Total revenues	2,775,930	3,526,516	3,436,962

EXPENSES:
Health plan services	2,231,278	2,282,334	2,163,191
Government contracts	130,828	822,152	811,386
General and administrative	219,029	426,361	237,378
Selling	57,571	60,691	56,574
Depreciation and amortization	8,953	8,828	8,466
Interest	8,238	7,620	8,761
Northeast administrative services expenses	37,825	52,255	71,951
Adjustment to loss on sale of Northeast subsidiaries	(6,283)	(34,854)	(8,171)
Asset impairments	—	—	6,000
Early debt extinguishment	—	—	3,532

Total expenses	2,687,439	3,625,387	3,359,068

Income (loss) from operations before income taxes	88,491	(98,871)	77,894
Income tax provision	30,191	9,324	32,828

Net income (loss)	$58,300	$(108,195)	$45,066

Basic earnings (loss) per share	$0.64	$(1.16)	$0.46

Diluted earnings (loss) per share	$0.63	$(1.16)	$0.45

Weighted average shares outstanding:
Basic	90,539	93,290	98,896
Diluted	92,046	93,290	99,687

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	June 30, 2011	March 31, 2011	June 30, 2010
ASSETS
Current Assets
Cash and cash equivalents	$166,503	$142,297	$425,663
Investments—available for sale	1,576,132	1,658,788	1,487,497
Premiums receivable, net	348,567	397,949	351,953
Amounts receivable under government contracts	334,868	293,646	277,465
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	52,373	292,649	280,151
Other receivables	93,868	76,893	101,602
Deferred taxes	16,990	25,471	39,217
Other assets	232,636	229,568	188,578

Total current assets	2,821,937	3,117,261	3,152,126
Property and equipment, net	122,713	122,966	119,356
Goodwill, net	605,886	605,886	605,886
Other intangible assets, net	22,413	23,270	26,111
Deferred taxes	41,886	55,957	83,403
Investments—available for sale— noncurrent	—	8,870	2,985
Other noncurrent assets	120,535	90,983	161,098

Total Assets	$3,735,370	$4,025,193	$4,150,965

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$900,724	$889,876	$934,879
Health care and other costs payable under government contracts	94,219	106,254	91,930
IBNR health care costs payable under TRICARE North contract	52,373	292,649	280,151
Unearned premiums	160,613	151,963	145,590
Borrowings under revolving credit facility	185,000	—	—
Accounts payable and other liabilities	229,735	514,957	410,961

Total current liabilities	1,622,664	1,955,699	1,863,511
Senior notes payable	398,788	398,736	398,583
Borrowings under revolving credit facility	—	—	100,000
Other noncurrent liabilities	223,962	184,159	155,131

Total Liabilities	2,245,414	2,538,594	2,517,225

Stockholders’ Equity
Common stock	147	147	145
Additional paid-in capital	1,265,061	1,255,246	1,209,130
Treasury common stock, at cost	(1,826,076)	(1,753,760)	(1,548,166)
Retained earnings	2,049,444	1,991,144	1,956,252
Accumulated other comprehensive income (loss)	1,380	(6,178)	16,379

Total Stockholders’ Equity	1,489,956	1,486,599	1,633,740

Total Liabilities and Stockholders’ Equity	$3,735,370	$4,025,193	$4,150,965

Debt-to-Total Capital Ratio	28.2%	21.1%	23.4%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended June 30, 2011	Quarter Ended March 31, 2011	Quarter Ended June 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$58,300	$(108,195)	$45,066
Adjustments to reconcile net income (loss) to net cash (used in) operating activities:
Amortization and depreciation	8,953	8,828	8,466
Share-based compensation expense	5,867	9,428	8,566
Deferred income taxes	17,671	19,135	4,016
Excess tax benefits from share-based compensation	(113)	(1,164)	—
Adjustment to loss on sale of business	(6,283)	(34,854)	(8,171)
Net realized (gain) on sale on investments	(14,653)	(12,298)	(4,028)
Asset impairments	—	—	6,000
Other changes	4,210	2,571	(15,826)
Changes in assets and liabilities:
Premiums receivable and unearned premiums	58,032	(105,587)	(63,068)
Other current assets, receivables and noncurrent assets	(34,799)	11,907	1,004
Amounts receivable/payable under government contracts	(53,257)	(34,801)	18,098
Reserves for claims and other settlements	10,848	(52,148)	(60,715)
Accounts payable and other liabilities	(200,608)	147,210	44,289

Net cash (used in) operating activities	(145,832)	(149,968)	(16,303)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	799,331	398,470	215,870
Maturities of investments	43,490	74,407	72,327
Purchases of investments	(742,362)	(468,255)	(278,523)
Proceeds from sale of property and equipment	—	—	19
Purchases of property and equipment	(10,707)	(10,305)	(5,460)
Purchase price adjustment on sale of Northeast Health Plans	—	41,036	(8,415)
Sales and purchases of restricted investments and other	1,497	(13,764)	4,594

Net cash provided by investing activities	91,249	21,589	412

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	3,806	7,990	196
Repurchases of common stock	(76,379)	(113,510)	(79,285)
Excess tax benefits from share-based compensation	113	1,164	—
Borrowings under financing arrangements	467,500	—	100,000
Repayment of borrowings under financing arrangements	(282,500)	—	(116,771)
Net (decrease) increase in checks outstanding, net of deposits	(33,751)	24,894	—

Net cash provided by (used in) financing activities	78,789	(79,462)	(95,860)

Net increase (decrease) in cash and cash equivalents	24,206	(207,841)	(111,751)
Cash and cash equivalents, beginning of period	142,297	350,138	537,414

Cash and cash equivalents, end of period	$166,503	$142,297	$425,663

Health Net, Inc.

SEGMENT INFORMATION

($ in thousands, except per share and PMPM data)

The following table presents Health Net’s operating segment information.

	Quarter Ended June 30, 2011					Quarter Ended March 31, 2011					Quarter Ended June 30, 2010
	Western Region Opera- tions[1]	Govern- ment Contracts[7]	Northeast Opera- tions[3]	Cor- porate/ Other[4,5,6]	Consoli- dated	Western Region Opera- tions[1]	Govern- ment Contracts[2]	Northeast Opera- tions[3]	Cor- porate/ Other[5,6]	Consoli- dated	Western Region Opera- tions[1]	Govern- ment Contracts[2]	Northeast Opera- tions[3]	Cor- porate/ Other[4,6]	Consoli- dated
Health plan services premiums	$2,566,393		$326		$2,566,719	$2,610,380		$2,004		$2,612,384	$2,484,282		$23,036		$2,507,318
Government contracts		171,015			171,015		875,127			875,127		851,939			851,939
Investment income	10,428		10		10,438	11,476		61		11,537	12,296		243		12,539
Gain on sale of investments	14,653				14,653	12,298				12,298	4,028				4,028
Administrative services fees and other income	2,084				2,084	2,721				2,721	7,275		22	(5,460)	1,837
Northeast administrative services fees and other			11,021		11,021			12,449		12,449	—		59,301		59,301

Total revenues	2,593,558	171,015	11,357	—	2,775,930	2,636,875	875,127	14,514	—	3,526,516	2,507,881	851,939	82,602	(5,460)	3,436,962
Health plan services	2,231,738		(160)	(300)	2,231,278	2,281,436		898		2,282,334	2,164,164		20,660	(21,633)	2,163,191
Government contracts		130,802		26	130,828		817,299		4,853	822,152		810,466		920	811,386
G&A excluding insurance, taxes and fees	195,774		563	3,561	199,898	217,622		873	183,377	401,872	194,704		687	23,992	219,383
Insurance, taxes and fees	19,005		126	—	19,131	24,334		155	—	24,489	17,995		—	—	17,995

G&A including insurance, taxes and fees	214,779		689	3,561	219,029	241,956		1,028	183,377	426,361	212,699		687	23,992	237,378
Selling	57,503		68		57,571	60,587		104		60,691	55,750		824		56,574
Depreciation and amortization	8,947		6		8,953	8,822		6		8,828	8,448		18		8,466
Interest	8,053		185		8,238	7,620		—		7,620	8,761		—		8,761
Northeast administrative services expenses			37,825		37,825			52,255		52,255			71,951		71,951
Adjustment to loss on sale of Northeast health plans			(6,283)		(6,283)			(34,854)		(34,854)			(8,171)		(8,171)
Asset impairment					—					—			6,000		6,000
Early debt extinguishment charge					—					—				3,532	3,532

Total expenses	2,521,020	130,802	32,330	3,287	2,687,439	2,600,421	817,299	19,437	188,230	3,625,387	2,449,822	810,466	91,969	6,811	3,359,068

Income (loss) from operations before income taxes	72,538	40,213	(20,973)	(3,287)	88,491	36,454	57,828	(4,923)	(188,230)	(98,871)	58,059	41,473	(9,367)	(12,271)	77,894
Income tax provision (benefit)	26,870	16,341	(11,239)	(1,781)	30,191	13,476	23,389	(3,998)	(23,543)	9,324	21,967	17,042	(1,343)	(4,838)	32,828

Net income (loss)	$45,668	$23,872	$(9,734)	$(1,506)	$58,300	$22,978	$34,439	$(925)	$(164,687)	$(108,195)	$36,092	$24,431	$(8,024)	$(7,433)	$45,066

Basic earnings (loss) per share	$0.50	$0.26	$(0.11)	$(0.02)	$0.64	$0.25	$0.37	$(0.01)	$(1.77)	$(1.16)	$0.36	$0.25	$(0.08)	$(0.08)	$0.46
Diluted earnings (loss) per share	$0.50	$0.26	$(0.11)	$(0.02)	$0.63	$0.24	$0.37	$(0.01)	$(1.77)	$(1.16)	$0.36	$0.25	$(0.08)	$(0.08)	$0.45
Basic weighted average shares outstanding	90,539	90,539	90,539	90,539	90,539	93,290	93,290	93,290	93,290	93,290	98,896	98,896	98,896	98,896	98,896
Diluted weighted average shares outstanding	92,046	92,046	90,539	90,539	92,046	94,843	94,843	93,290	93,290	93,290	99,687	99,687	98,896	98,896	99,687
Pretax margin	2.8%	23.5%				1.4%	6.6%				2.3%	4.9%
Commercial premium yield	4.7%					5.7%					9.3%
Commercial premium PMPM	$356.51					$355.61					$340.38
Commercial health care cost trend	4.0%					5.0%					9.1%
Commercial health care cost PMPM	$305.63					$304.86					$293.81
Commercial MCR	85.7%					85.7%					86.3%
Medicare Advantage MCR	90.9%					89.0%					88.5%
Medicare PDP (stand-alone) MCR	87.4%					101.1%					85.9%
Medicaid MCR	85.2%					85.0%					88.5%
Health plan services MCR	87.0%					87.4%					87.1%
G&A expense ratio	8.4%					9.3%					8.5%
Selling costs ratio	2.2%					2.3%					2.2%
Effective tax rate	37.0%	40.6%				37.0%	40.4%				37.8%	41.1%

1	Includes the operations of the company’s commercial, Medicare and Medicaid health plans in California, Arizona, Oregon and Washington, as well as the operations of the company’s health and life insurance companies, primarily in Arizona, California, Oregon and Washington, and the operations of the company’s behavioral health and pharmaceutical services subsidiaries in several states including California, Arizona and Oregon.
2	Includes the operations of government-sponsored managed care plans through the TRICARE program and other health care-related Department of Defense and Veterans Affairs government contracts.
3	Includes the operations of the company’s businesses that provided administrative services through June 30, 2011 pursuant to administrative services agreements (“ASA”) entered into with UnitedHealthcare and its affiliates, as well as the operations of the company’s health and life insurance companies in Connecticut, New Jersey and New York. The ASA terminated on July 1, 2011.
4	Includes a litigation reserve true-up related to a previous accrual for a class action lawsuit.
5	Includes expenses primarily related to litigation.
6	Includes costs related to the company’s overhead cost reduction efforts and/or operations strategy.
7	Includes administrative services provided under the new T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts. Also includes the operating results of the prior TRICARE contract, which is in run-out.

Health Net, Inc.

Disclosures Regarding Non-GAAP Financial Information

($ in millions)

Set forth below is a reconciliation of adjusted days claims payable (DCP), a non-GAAP financial measure, to the comparable GAAP financial measure, DCP. DCP is calculated by dividing the amount of reserve for claims and other settlements (claims reserve) by health plan services cost (health plan costs) during the quarter and multiplying that amount by the number of days in the quarter. In this press release, management presents an adjusted DCP metric which subtracts capitation, provider and other claims settlements and Medicare Advantage - Prescription Drug (MAPD) and stand-alone Prescription Drug Plan (PDP) payables/costs from the claims reserve and health plan costs.

Management believes that adjusted DCP provides useful information to investors because the adjusted DCP calculation excludes from both claims reserve and health plan costs amounts related to health care costs for which no or minimal reserves are maintained. Therefore, management believes that adjusted DCP may present a more accurate reflection of DCP calculated from claims-based reserves than does GAAP DCP, which includes such costs. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating the adjusted amounts, you should be aware that we have incurred expenses that are the same as or similar to some of the adjustments in the current presentation and we may incur them again in the future.

Our presentation of the adjusted amounts should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

Reconciliation of Days Claims Payable:		Q2 2011	Q1 2011	Q2 2010

(1)	Reserve for Claims and Other Settlements	$900.7	$889.9	$934.9
	Less: Capitation, Provider and Other Claim Settlements and MAPD and PDP Payables	(121.0)	(113.0)	(155.6)

(2)	Reserve for Claims and Other Settlements - Adjusted	$779.7	$776.9	$779.3

(3)	Health Plan Services Cost	$2,231.3	$2,282.3	$2,163.2
	Less: Capitation, Provider and Other Claim Settlements and MAPD and PDP Costs	(867.8)	(933.4)	(839.0)

(4)	Health Plan Services Cost - Adjusted	$1,363.5	$1,348.9	$1,324.2

(5)	Number of Days in Period	91	90	91

= (1) / (3) * (5) Days Claims Payable - (using end of period reserve amount)		36.7	35.1	39.3
= (2) / (4) * (5) Days Claims payable - Adjusted (using end of period reserve amount)		52.0	51.8	53.6

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

($ in millions)

	Health Plan Services
	YTD 6/2011	FY 2010	FY 2009
Reserve for claims (a), beginning of period	$727.5	$692.2	$957.1

Incurred claims related to:
Current Year	2,403.1	4,644.2	6,422.8
Prior Years (c)	(90.6)	(70.0)	(80.0)

Total Incurred (b)	2,312.5	4,574.2	6,342.8

Paid claims related to:
Current Year	1,757.7	3,929.3	5,572.2
Prior Years	589.8	609.6	857.8

Total Paid (b)	2,347.5	4,538.9	6,430.0
Less: Divested businesses	—	—	(177.7)

Reserve for claims (a), end of period	692.5	727.5	692.2
Add:
Claims Payable (d)	104.6	123.6	165.6
Other (e)	103.6	90.9	93.9

Reserves for claims and other settlements, end of period	$900.7	$942.0	$951.7

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each period-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.
(d)	Includes amount accrued for litigation and regulatory-related expenses.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.